Exhibit 5.1

OPINION OF VANASCO GENELLY & MILLER

[Letterhead of Vanasco Genelly & Miller]

August 29, 2016

CTI Industries Corporation

22160 N. Pepper Road

Lake Barrington, Illinois 60010

Re:	CTI Industries Corporation - Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as legal counsel to CTI Industries Corporation, an Illinois corporation (the “Company”), in connection with the filing by the Company of the registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which relates to the offer and sale of up to 152,850 shares (the “Firm Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), of which up to 152,850 shares will be offered and sold by selling shareholders(the “Shares”).

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of public officials as we deemed necessary for purposes of the opinions expressed below. In our examination, we have assumed the genuineness and authenticity of all documents submitted to us as originals and all signatures, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon and subject to the foregoing qualifications, assumptions and limitations, it is our opinion that the Shares, when sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessabe.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Vanasco Genelly & Miller

Vanasco Genelly & Miller